Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between USA Technologies, Inc., a Pennsylvania corporation (the “Company”), and Donald W. Layden, Jr. (“Executive”), as of May 10, 2020.

WHEREAS, Executive resigned his employment and membership on the Company’s Board of Directors (the “Board”), effective May 8, 2020 (the “Separation Date”);

WHEREAS, Executive has agreed that he will not stand for re-election as a member of the Board at the Company’s upcoming 2020 Annual Meeting of Shareholders; and

WHEREAS, the Company and Executive desire to resolve all disputes between them on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Resignation; Payment by Company of Accrued Wages and Expenses Through the Separation Date.

(a) Executive hereby resigns his employment with the Company, and his position as a director on the Board, each effective as of the Separation Date. Executive further agrees that he will not stand for re-election as a member of the Board at the Company’s upcoming 2020 Annual Meeting of Shareholders, and acknowledges that (i) the Company shall withdraw his nomination for election as a director at such 2020 Annual Meeting of Shareholders, and (ii) any votes (or proxies) cast in favor of Executive’s election shall be disregarded. Executive will execute any further documentation requested by the Company to effectuate the provisions of this Section 1(a). For the avoidance of doubt, Executive expressly waives any rights as a third-party beneficiary to that certain letter agreement, by and between the Company and Hudson Executive Capital LP, dated as of April 26, 2020, as such agreement relates to Executive’s nomination at the 2020 Annual Meeting of Shareholders or the use of the “Election Efforts” (as defined therein) to support such nomination.

(b) Accrued Salary. No later than the first payroll date that falls at least ten (10) days after the Separation Date, the Company shall issue to Executive his final paycheck, reflecting Executive’s fully earned and accrued but unpaid base salary through the Separation Date at the rate then in effect. Except as otherwise set forth herein, Executive acknowledges and agrees that with his final check, Executive will have received all monies, bonuses, commissions, or other compensation he earned or was due during his employment by the Company.

(c) Expense Reimbursements. The Company, within thirty (30) days after the Separation Date, will reimburse Executive for any and all reasonable, necessary, and appropriate business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date and that are reimbursable under the Company’s expense reimbursement policies and procedures, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.

(d) Benefits. Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date. Executive will be allowed to elect to receive continued healthcare coverage at Executive’s own expense pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

2. Retention of Vested Equity. Executive shall retain (i) his vested stock option award, granted by the Company on October 17, 2019, to purchase 225,000 shares of the Company’s common stock at an exercise price of $7.18 per share, and (ii) the 4,405 shares of vested restricted stock granted by the Company on October 16, 2019 (the “Vested Awards”). Such Vested Awards shall remain subject to all existing terms and conditions under their applicable award agreements (the “Award Agreements”) and the provisions of the applicable equity incentive plan. Executive acknowledges and agrees that, other than the foregoing, he is not entitled to any additional Company equity awards and that, except as expressly described in this Section 2, all other equity or equity-based awards granted by the Company were immediately forfeited for no consideration on the Separation Date.

3. No Other Separation Pay or Benefits. Executive further acknowledges and agrees that the payments and benefits outlined in Sections 1 and 2 of this Agreement are the only payments and benefits to which Executive is entitled.

4. Confirmation of Continuing Obligations.

(a) Restrictive Covenants.

(i) Confidentiality. Executive hereby agrees that he shall not, at any time, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below). Notwithstanding the foregoing, this clause (a)(i) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Executive to disclose or make accessible any information. As used in this Agreement, “Confidential Information” means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, in any form, including electronic media. Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement or promise to the Company. Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Company following the Separation Date shall constitute a misappropriation of the Company’s trade secrets. Executive agrees that Confidential Information gained by Executive during Executive’s association with the Company, has been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive recognizes that because his relationship with the Company brought him into contact with confidential and proprietary information of the Company, the restrictions of this Section 4 are required for the reasonable protection of the Company and its investments. For all purposes of this Section 4, references to the Company shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) of the Company, whether on the date of this Agreement or in the future, including but not limited to, Cantaloupe Systems, Inc.

(ii) Non-Solicit of Employees. For a one-year period following the Separation Date, Executive will not (A) directly or indirectly, solicit for hire for any business entity other than the Company, any person employed by the Company as of the Separation Date; or (B) directly or indirectly interfere with the Company’s relations with any person employed by the Company as of the Separation Date. Such restriction shall not limit any employee or candidate responding to a general job posting.

(iii) Non-Solicit of Customers. For a one-year period following the Separation Date, Executive shall not solicit any customer of the Company in connection with engaging in a business competing with or similar to that of the Company as conducted as of the Separation Date, including but not limited to, delivering services or products to unattended retail locations, and including any production, promotion, marketing, or sales activities relating thereto, and including any production, promotion, marketing, or sales activities.

(iv) Non-Disparagement. At all times on and following the Separation Date, Executive will not make or authorize anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, or shareholders as of the Separation Date, or issue any communication that reflects adversely on or encourages any adverse action against the Company. Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers, directors, or shareholders as of the Separation Date. At all times and following the Separation Date, the Company will not, and will instruct its executive officers and directors to not, make or authorize anyone else to make on their behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Executive, or issue any communication that reflects adversely on or encourages any adverse action against the Executive. The Company will not, and will instruct its executive officers and directors to not, make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the Executive. Notwithstanding this paragraph, Executive, the Company and its executive officers and directors may make truthful statements to government officials, as required by applicable law (including, without limitation, applicable SEC disclosure rules) or in legal proceedings, or to respond to statements in violation of this clause (iv) made by the opposite party. In addition, and for the avoidance of doubt, the Company may issue a press release and a Current Report on Form 8-K describing (i) Executive’s resignation as set forth in this Agreement, and (ii) the terms and conditions of this Agreement.

(v) Injunctive Relief. Executive and the Company acknowledge and agree that it would be difficult to fully compensate the aggrieved party for damages resulting from the breach or threatened breach of the covenants set forth in Section 4 of this Agreement and accordingly agrees that the aggrieved party shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the District of Delaware or in any court in the State of Delaware having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the aggrieved party’s right to claim and recover damages.

(b) Cooperation. To the extent reasonably requested by the Board, the Executive shall endeavor to cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall collaborate with the Executive to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and in the event that substantial amounts of the Executive’s time is involved, the Company and the Executive shall agree on commercially reasonable compensation.

(c) Return of Property. On or promptly following the Separation Date, and in no event later than May 15, 2020, Executive shall return to the Company all of the Company’s property (including, without limitation, any Company-owned electronic devices, laptops, desktop computers, or computer accessories), documents (hard copy or electronic files), and information (including, without limitation, any Confidential Information). Executive has not and will not copy or transfer any Company information, nor will Executive maintain any Company information after the Separation Date except as required to comply with any litigation holds.

(d) Whistleblower Provision. Notwithstanding anything to the contrary contained in this Agreement, (i) Executive will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Executive acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order. Executive represents to the Company that he is not aware of any actual or suspected violation of law that could be the subject of any claims or proceedings described in this clause (d).

5. Releases.

(a) General Release of Claims by Executive. In exchange for the benefits of this Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever, including attorneys’ fees and costs (collectively, “Claims”), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, and Executive’s right to purchase, or actual purchase of, any common shares or other equity interests of the Company or any of its affiliates, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, negligent or intentional misrepresentation, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, disability benefits, or other liability in tort or contract; claims for recovery of attorneys’ fees and costs; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and all legal and equitable claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Rehabilitation Act of 1973, as amended; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended; the Genetic Information Nondiscrimination Act; the Equal Pay Act, as amended; regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act, as amended; the Fair Credit Reporting Act.; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A.1, et seq.; the Pennsylvania Human Relations Act; the federal and any state constitution; all Pennsylvania state and local laws; and any claims related to or in connection with the Employment Agreement, dated February 28, 2020, by and between Executive and the Company, as amended on April 26, 2020.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims: (i) Claims under this Agreement; (ii) Claims for unemployment compensation, workers’ compensation, or any disability benefits pursuant to the terms of applicable law or policy; (iii) Claims pursuant to the terms and conditions of COBRA; (iv) Claims for indemnity under the by-laws of the Company, as provided for by Pennsylvania law, or as provided in a written indemnification agreement with the Company in existence as of the date of this Agreement (collectively the “Indemnification Agreement”), or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for such alleged treatment; and (vi) Executive’s right to communicate or cooperate with any government agency.

(c) Executive acknowledges that he has been advised that, by statute or common law, a general release may not extend to Claims of which Executive is not aware at the time of entering into this Agreement which, if known by Executive may or would have materially affected his decision to enter into the Agreement. Being aware of this fact, Executive waives any right he may have by statute or under common law principles to preserve his ability to assert such unknown Claims.

(d) Executive further acknowledges that the Company has advised him in writing that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement, including his release of Claims. Executive represents and acknowledges that Executive has entered into this Agreement knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel.

(e) Executive understands that his release of Claims shall become effective, irrevocable, and binding immediately upon his execution of this Agreement.

(f) Executive further understands that Executive would not receive the benefits under clause (g) below unless his release of Claims were fully effective, irrevocable, and binding as described above.

(g) Release of Claims by Company. In consideration for Executive’s releases and other undertakings set forth herein, and contingent upon Executive’s release being effective, irrevocable, and binding in accordance with the terms of clause (e) above, the Company agrees to voluntarily and forever release and discharge Executive from any and all Claims that exist against Executive and of which at least a majority of the Board (excluding Executive), Douglas Bergeron, Chair of the Board, or Douglas Braunstein, Chair of the Special Litigation Committee of the Board, have actual knowledge as of the date of this Agreement; provided, however, notwithstanding anything contained herein to the contrary, such release shall not release or otherwise diminish any Claims, known or unknown, of any kind or nature whatsoever that the Company or any other person or entity may have: (i) arising under this Agreement; (ii) arising out of any future conduct; (iii) which cannot be released, acquitted, or discharged as a matter of law (or without violating any fiduciary duties applicable to the Board); or (iv) in connection with any derivative action which may be brought on behalf of the Company under applicable law.

6. Additional Representations and Warranties By Executive. Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement, is not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement, and did not, to the best of his knowledge, during the course of Executive’s employment, sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law. Except as expressly permitted by this Agreement, Executive further represents that Executive will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Section 6 is intended to affect Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator. Executive additionally represents and warrants to the Company that Executive has disclosed to the other members of the Board (as constituted as of the date of this Agreement) any and all material misconduct or actual or suspected legal violations committed by, or other grounds for claims against, current or former employees, consultants, directors, or other service providers of the Company that are known to Executive as of the date of this Agreement.

7. Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive had the opportunity to discuss the terms of this Agreement with legal counsel of Executive’s choosing. Executive further represents and agrees that Executive is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Executive’s agreement.

8. Miscellaneous.

(a) Entire Agreement; Modification. This Agreement, the Award Agreements, and the Indemnification Agreement, each as modified herein, set forth the entire understanding of the parties, superseding all prior agreements and understandings, written or oral, with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(d) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(e) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(f) Jurisdiction; Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. Executive and the Company agree that the state and federal courts of Wilmington, Delaware shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, Executive submits to the jurisdiction of such courts and Executive acknowledges that venue in such courts is proper.

(g) Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

(h) Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

(j) Withholding and Other Deductions. All compensation payable or provided to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(k) Taxes; Right to Seek Independent Advice. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of Executive’s choosing.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

USA TECHNOLOGIES, INC.

By:/s/ Doug Bergeron
Name: Doug Bergeron
Title: Chair, Board of Directors

EXECUTIVE

/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr.

[Signature Page to Layden Separation Agreement]